Exhibit 10.3

CAVA GROUP, INC.
EXECUTIVE SEVERANCE PLAN
Plan Document/Summary Plan Description
CAVA Group, Inc. (the “Company”) has adopted the CAVA Group, Inc. Executive Severance Plan (the “Plan”) for the benefit of certain employees of the Company and its subsidiaries (hereinafter referred to as the “Company Group”), on the terms and conditions hereinafter stated, effective as of the Effective Date.
The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, any benefits paid pursuant to the terms of the Plan are not deferred compensation for purposes of ERISA, and no Participant shall have a vested right to such benefits. To the extent applicable, it is intended that portions of the Plan either comply with or be exempt from the provisions of Section 409A of the Code. The Plan shall be administered in a manner consistent with this intent and any provision that would cause the Plan to fail to either constitute a welfare benefit plan under ERISA or comply with or be exempt from Section 409A of the Code, as the case may be, shall have no force and effect.
1.Definitions.
(a)“Accrued Obligations” means (i) all accrued but unpaid Base Salary through the date of a Covered Termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with the policies of the Employer, and (iii) any benefits provided under the employee benefit plans and programs of the Company Group in which the Participant participates immediately prior to, and is due upon or continues after, a termination of employment (including, where applicable, death or Disability), including rights with respect to Company equity (or equity derivatives).
(b)“Affiliate” has the meaning set forth in the Equity Incentive Plan.
(c)“Annual Bonus Program” means the annual cash incentive bonus program in which the Participant participates as of the date of such Participant’s Covered Termination.
(d)“Asset Sale” means a Change in Control resulting from the sale, transfer, or other disposition of all or substantially all of the assets of the Company to any Person that is not an Affiliate of the Company.
(e)“Base Salary” means the Participant’s then current annual base salary rate immediately prior to his or her Covered Termination (or, if higher, the annual base salary immediately prior to an event that constitutes Good Reason hereunder), and determined without regard to any salary deferrals under any deferred compensation or cafeteria plans or programs of the Company Group in which the Participant participates.
(f)“Board” means the Board of Directors of the Company.
(g)“Cause” has the meaning set forth in the Equity Incentive Plan.
(h)“Change in Control” has the meaning set forth in the Equity Incentive Plan.
(i)“Clawback Policy” means any clawback, forfeiture or other similar policy adopted by the Board or the Committee from time to time or otherwise required under applicable law.
(j)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(k)“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(l)“Committee” means the People, Culture and Compensation Committee of the Board.
(m)“Covered Termination” means a Participant’s termination of employment with the Employer by the Employer without Cause (other than by reason of death or Disability) or by the Participant for Good Reason; provided, however, that no such termination shall be considered a Covered Termination if:
(i)such Participant’s employment with the Employer is terminated by reason of a transfer to the employ of another member of the Company Group,
(ii)such Participant’s employment with the Employer is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time unless, at such time, there is not an available position for which such Participant is qualified, or
(iii)such Participant’s employment with the Employer is terminated in connection with an Asset Sale if either (A) in connection with such Asset Sale such Participant was offered employment within a 50-mile radius of such Participant’s current work site for a comparable position with the purchaser or an Affiliate thereof in an Asset Sale, with the same or greater Base Salary, and with comparable annual bonus and equity compensation opportunity, and the Participant fails to accept such employment offer, or (B) notwithstanding the comparable terms and conditions of employment being available, such Participant voluntarily elected not to participate in the selection process for employment with the purchaser or an Affiliate thereof in an Asset Sale.
(n)“Disability” has the meaning set forth in the Equity Incentive Plan.

(o)“Effective Date” means June 20, 2023.
(p)“Eligible Employee” means each non-union, salaried, full-time employee of the Company Group with the title of Vice President or above.
(q)“Employer” means, with respect to any Participant, (i) the member of the Company Group by which such Participant is employed, or (ii) to the extent such Participant was employed by an entity that is no longer part of the Company Group as a result of a Significant Corporate Event, such entity (or Affiliate thereof), as applicable, that employs such Participant immediately following such Significant Corporate Event.
(r)“Equity Incentive Plan” means the Company’s 2023 Equity Incentive Plan, as amended from time to time (or any successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company or its Affiliates).
(s)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(t)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(u)“Good Reason” means (i) the Employer assigning to him or her duties materially inconsistent with his or her position, title, authority, or duties which results in a material diminution of such position, title, authority or duties; provided, however, that the Participant has given written notice to the Employer within sixty (60) days after the first occurrence of such event or, if later, ten (10) days after the most recent occurrence, which has not been remedied by the Employer within thirty (30) days and the Participant has performed his or her reasonable duties during such notice period and prior to any cure; (ii) the Employer’s direction to the Participant to engage in any unlawful act or act of dishonesty, provided, however, that the Participant has given written notice to the Employer within sixty (60) days after the first occurrence of such event or, if later, ten (10) days after the most recent occurrence, which has not been remedied by the Employer within thirty (30) days; or (iii) the Company or the Employer’s material breach of its obligations due and owing to the Participant, provided, however, that the Participant shall provide the Company or the Employer with written notice within sixty (60) days after the first occurrence of such event or, if later, ten (10) days after the most recent occurrence, which has not been remedied by the Employer within thirty (30) days of receipt of such notice.
(v)“Other Severance Arrangements” means any plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by the Company or any of its Affiliates (or following any Significant Corporate Event, the Employer or its Affiliates) and/or entered into by any representative of the

Company or any of its Affiliates (or following any Significant Corporate Event, the Employer or its Affiliates) that might otherwise provide severance benefits upon a Covered Termination.
(w)“Participant” means an Eligible Employee who is designated as a Participant by the Committee, subject to the requirements of Section 2. For purposes hereof, the Committee shall be permitted to designate groups of Eligible Employees by job title as Participants without the need to identify any individual Participant by name.
(x)“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(y)“Pro-Rata Bonus” means an amount equal to the Participant’s bonus earned based on actual performance with respect to the bonus otherwise payable under the Annual Bonus Program for the year in which the Participant’s Covered Termination occurred, pro-rated based on the number of days elapsed during such year prior to the Covered Termination.
(z)“Release Agreement” means a release of claims in the form customarily provided by the Company Group to terminated employees, pursuant to which a Participant may be required to (i) acknowledge the receipt of the severance payment and other benefits, and (ii) release the Company and its Affiliates (including the Employer and its Affiliates) and other Persons designated by the Company from any liability arising from his or her employment or termination thereof (other than with respect to the Participant’s rights under the Plan).
(aa)“Restrictive Covenant Agreement” shall mean the Confidential and Proprietary Information and Non-Competition Agreement attached hereto as Exhibit A.
(bb)“Severance Period” shall mean the period of time commencing upon a Participant’s Covered Termination and extending for the duration provided in Appendix A.
(cc)“Significant Corporate Event” shall mean a reorganization, recapitalization, extraordinary stock dividend, merger, sale, spin-off or other similar transaction or series of transactions, which individually or in the aggregate, has the effect of resulting in the elimination from the Company Group of all, or the majority of, either the Company’s operating units or the Company’s real property assets, in either case, so long as such transaction or transactions do not otherwise constitute a Change in Control.
(dd)“Welfare Continuation” means continued health insurance coverage at substantially the same level as provided to a Participant immediately prior to a Covered Termination (or death or Disability, as applicable), for which the Company will provide such coverage, to the extent permissible under the applicable Company Group plan, for the Severance Period at the same cost to the Participant as is generally provided to similarly-situated active employees of the Employer, which, to the extent required to comply with Section 105 of the Code, shall be provided as a taxable benefit; provided, however, that the Company may, in its sole discretion, require such Participant to elect to participate in COBRA for such Welfare Continuation coverage.

2.Eligibility.
Except as otherwise provided under the Plan, each Participant is eligible to receive severance pay and severance benefits under the Plan if such Participant:
(a)remains in the employ of the Employer through the date of a Covered Termination, death, or Disability,
(b)fulfills the normal responsibilities of such Participant’s position, including, but not limited to, meeting regular attendance, specific transitional activities, workload and other standards of the Employer, and
(c)executes and submits a Restrictive Covenant Agreement in connection with, and no later than 30 days following, becoming a Participant under the Plan.
3.Termination of Employment.
(a)Payments on Covered Termination. If a Participant undergoes a Covered Termination, in addition to any Accrued Obligations, subject to such Participant’s execution, delivery to the Company, and non-revocation of a Release Agreement, as contemplated in subsection (f) below, and continued compliance with the Restrictive Covenant Agreement, such Participant shall be entitled to the following payments and benefits:
(i)salary continuation payments for the “Severance Period”, as set forth in Appendix A, attached hereto, payable in normal payroll installments consistent with the Company’s payroll practices as in effect from time to time,
(ii)the Pro-Rata Bonus, which will be payable to the Participant concurrently with the cash bonus payments to other similarly-situated employees under the Annual Bonus Program (but in all events prior to March 15 of the calendar year immediately following the calendar year in which such Covered Termination occurs), and
(iii)subject to the Participant’s timely election for health insurance continuation coverage (“COBRA Coverage”) under the Employer’s group health plan pursuant to Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and so long as the Participant abides at all times by the requirements of COBRA, Welfare Continuation during the Severance Period set forth in Appendix A; provided that the Welfare Continuation shall expire earlier than provided in Appendix A, in the event that the Participant becomes eligible to receive any health benefits as a result of subsequent employment following a Covered Termination.
Payments and benefits described under subsections (a) may be made by the Company or any other member of the Company Group, as determined by the Company in its sole discretion, including, without limitation, the Employer.
(b)Payments on Death or Disability. In the event a Participant’s employment with the Employer is terminated due to such Participant’s death or Disability, in addition to any Accrued

Obligations, and in the case of such Participant’s Disability, such Participant (or such Participant’s estate, as applicable) shall be entitled to such Participant’s Pro-Rata Bonus for the year of such Participant’s termination of employment due to such Participant’s death or Disability (which will be payable to the Participant concurrently with the cash bonus payments to other similarly-situated employees under the Annual Bonus Program (but in all events prior to March 15 of the calendar year immediately following the calendar year in which such termination occurs)).
(c)Other Termination Events. If a Participant’s employment is terminated for any reason other than pursuant to a Covered Termination, death, or Disability, such Participant shall not be entitled to the payment of any severance or other benefits under the Plan.
(d)Release Agreement. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to this Section 3 (other than the Accrued Obligations) shall be conditioned upon a Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement (and the expiration of any revocation period contained in such Release Agreement) within 60 days following the date of a Covered Termination, or Disability. If a Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such 60-day period, or timely revokes his or her acceptance of such release following its execution, such Participant shall not be entitled to payment of any severance and other benefits under the Plan. Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of such Covered Termination, or Disability, but for the condition of executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.
(e)Clawback/Forfeiture. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsections (a), (b), (c) or (d) above (other than the Accrued Obligations) shall be conditioned upon and subject to the Clawback Policy.
4.Additional Terms.
(a)Taxes. Severance and other payments and benefits under the Plan will be subject to all required federal, state and local taxes and may be affected by any legally required withholdings. Payments under the Plan are not deemed “compensation” for purposes of the retirement plans, savings plans, and incentive plans of the Company Group. Accordingly, no deductions will be taken for any retirement and savings plan and such plans will not accrue any benefits attributable to payments under the Plan.
(b)Set Off; Mitigation. The Company’s obligation to pay the Participant the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by the Participant to the Company or its

Affiliates. The Participant shall not be required to mitigate the amount of any payment provided pursuant to the Plan by seeking other employment or otherwise, and the amount of any payment provided for pursuant to the Plan shall not be reduced by any compensation earned as a result of the Participant’s other employment or otherwise.
5.Termination or Amendment of the Plan.
The Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee with at least one year’s written notice to the Participants; provided, however, that no such amendment, termination or discontinuance shall, without a Participant’s consent, adversely affect any Participant that has undergone a Covered Termination prior to the effective date of any such amendment, termination or discontinuance; provided further, that following a Change in Control, the Plan may not be amended, terminated or discontinued in whole or in part, at any time prior to the fifth anniversary of the date of such Change in Control without the written consent of an affected Participant.
6.Limitation of Certain Payments.
In the event that any payments and/or benefits due to a Participant under the Plan and/or any other arrangements are determined by the Company to constitute “excess parachute payments” as defined under Section 280G of the Code, any cash severance payable under the Plan shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below 300% of such Participant’s “base amount” (as defined under Section 280G of the Code), and by accepting participation in the Plan, each Participant agrees to waive his or her rights to any “parachute payments” (as defined under Section 280G of the Code) sufficient to reduce such parachute payments to below such threshold; provided, however, in no event shall such cash severance be reduced below zero. Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 7 unless (a) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits), is greater than or equal to (b) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Section 4999 of the Code as to which such Participant would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced payments). Notwithstanding the foregoing, to the extent a Participant is entitled to any reimbursement or gross-up payment with respect to any tax imposed under Section 4999 of the Code, such reimbursement or gross-up payment shall be taken into account before any payments and/or benefits due to such Participant under the Plan and/or any other arrangements are reduced. For purposes hereof, (i) the order in which any amounts are deemed to be reduced, if applicable, is (A) cash payments, (B) other non-cash forms of benefits, and (C) equity-based payments and acceleration of vesting, and (ii) within any such category of payments and benefits (that is, (i)(A), (i)(B) or (i)(C) above), (A) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are and (B) to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse chronological order.
7.Miscellaneous.
(a)No Right to Continued Employment.  Nothing contained in the Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group nor interfere in any way with the right of the Company to terminate his or her employment, with or without Cause.
(b)Plan Not Funded.  Amounts payable under the Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. No Participant, beneficiary or other Person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder. Neither the provisions of the Plan, nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other Person. To the extent that a Participant, beneficiary or other Person acquires a right to receive payment under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
(c)Non-Transferability of Benefits and Interests.  All amounts payable under the Plan are non-transferable, and no amount payable under the Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 7(c) shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary, or (ii) after the disability of a Participant to the disabled Participant’s personal representative.
(d)Discretion of Company, Board and Committee.   Any decision made or action taken by, or inaction of, the Company, the Board or the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all Persons.
(e)Indemnification.  Neither the Board nor the Committee, any employee of the Company, nor any Person acting at the direction thereof (each such Person an “Affected Person”), shall have any liability to any Person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with the Plan (or any payment made under the Plan). Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person’s bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Person or hold them harmless.
(f)Section 409A. Notwithstanding any provision of the Plan to the contrary,
(i)if any benefit provided under the Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code or an exception thereto;
(ii)in no event shall the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of the Plan to satisfy the requirements of Section 409A of the Code or any other applicable law;
(iii)if (A) at the time of a Participant’s Covered Termination, such Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any increase or decrease in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following such Participant’s Covered Termination (or the earliest date that is permitted under Section 409A of the Code), and (B) any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 7(f); provided, however, that none of the Company any other member of the Company Group, or any of their respective employees or representatives, shall have any liability to the Participant with respect thereto.
(g)No Duplication; Treatment of Other Severance Arrangements. In no event shall any Participant receive the severance benefits provided for herein in addition to severance benefits provided for under any Other Severance Arrangement; provided, that if such Participant is covered by any Other Severance Arrangement, such Participant shall be entitled to any amount due and payable under the Plan that is greater than and in addition to the amount due and payable under the Other Severance Arrangement.
(h)Governing Law.  All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of Delaware.
(i)Notice. Any notice or other communication required or which may be given pursuant to the Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company at the address set forth below, or to the Participant at his or her most recent address on file with the Company.
CAVA Group, Inc.
14 Ridge Square NW, Suite 500
Washington, D.C. 20016
c/o Chief Legal Officer
(j)Captions.  Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(k)Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors.

Appendix A
Severance Period

Eligible Employee	Severance Period
Vice President (VP)	6 months
Senior Vice President (SVP) and above	12 months

CONFIDENTIAL AND PROPRIETARY INFORMATION AND NON-COMPETITION AGREEMENT
[To be provided.]